[***] Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

Exhibit 10.2

SUPPLY AGREEMENT

This Supply Agreement (the "Agreement") is entered into as of December 18, 2000 (the "Effective Date"), between Lonza AG, having an address at Muenchensteinerstrasse 38, CH-4002, Basel, Switzerland, and Lonza Inc., having an address at 17-17 Route 208, Fair Lawn, New Jersey 07410 (Lonza AG and Lonza Inc. are jointly referred to herein as "LONZA"), and Pharmacyclics, Inc., a Delaware corporation, having its principal executive offices at 995 E. Arques Avenue, Sunnyvale, California 94086-4521 ("PCYC"). LONZA and PCYC are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

Recitals

Whereas, PCYC is engaged in the development of and owns or has a license to certain rights relating to its proprietary compounds motexafin lutetium and motexafin gadolinium, each of which is a human pharmaceutical agent for the treatment of certain diseases, and wishes to develop, market and commercially distribute such agents;

Whereas, LONZA has expertise in conducting the cGMP manufacturing of bulk pharmaceuticals and intermediates therefor;

Whereas, LONZA and PCYC are parties to that certain Feasibility Evaluation Agreement effective April 15, 1999, as amended March 29, 2000, regarding LONZA's conduct of certain process scale-up and cGMP fine chemicals manufacturing services for PCYC;

Whereas, PCYC now desires to have LONZA manufacture, label, package, test and ship bulk forms of its proprietary pharmaceutical compounds and intermediates therefor, and LONZA desires to undertake such activities, on the terms hereinafter set forth;

Now, Therefore, in consideration of the foregoing premises and the mutual promises hereinafter set forth, the Parties hereby agree as follows:

  Definitions.

  As used herein, the following capitalized terms shall have the following meanings:

    "Acceptable Product" means a Batch of Product Manufactured by LONZA and delivered to PCYC hereunder that meets the Release Criteria for such Product, as determined pursuant to Section 4.2.

    "Affiliate" means, as to a Party hereto, any person, corporation, company, partnership, joint venture, firm and/or other entity which controls, is controlled by or is under common control with such Party. For these purposes, "control" means direct or indirect ownership or control of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equitable interest in any other type of entity.

    "Batch" means a specific quantity of a Product that (a) is intended to have uniform character and quality within specified limits, and (b) is produced according to a single Manufacturing order during the same cycle of Manufacture.

    "Capacity" means, with respect to each Product to be Manufactured by LONZA hereunder, LONZA's Manufacturing capacity for such Product, as set forth in the applicable Product Appendix.

    "Confidential Information" shall have the meaning ascribed in Section 12.

    "Controlled" means, with respect to any material, information or intellectual property right, possession of the ability by a Party to grant access, a license, or a sublicense to such material, Information or intellectual property right as provided for herein without violating an agreement with a third party as of the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

    "Current Good Manufacturing Practices" or "cGMP" means: (a) the good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA regulations (including without limitation 21 CFR 210 and 211), policies, or guidelines, in effect at any time during the term of this Agreement, for the manufacture and testing of pharmaceutical materials as applied to bulk pharmaceuticals or their intermediates, as applicable; and (b) the corresponding requirements of each applicable Regulatory Authority, in each case as may be further specified in the applicable Product Appendix.

    "Development Technology" means all IP and all "Improvements" (as defined in Section 1.4 of the Prior Agreement).

    "Drug Master File" or "DMF" means, with respect to each Product Manufactured by LONZA hereunder, a drug master file covering LONZA's Manufacture of such Product in accordance with 21 CFR 314.420, as may be amended from time to time, and any foreign equivalents.

    "Drug Product" means a filled and finished pharmaceutical product for clinical use, or for commercial use and/or sale, that employs or incorporates one or more Products.

    "Drug Substance" means a bulk form of the pharmaceutically active compound motexafin lutetium or motexafin gadolinium, as applicable.

    "Facility" means LONZA's Manufacturing facility located in Visp, Switzerland, or such other Manufacturing facility as may be set forth in the applicable Product Appendix.

    "FDA" means the United States Food and Drug Administration or any successor entity thereto.

    "FD&C Act" means the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.

    "Field" means [ *** ]

    "Force Majeure Event" shall have the meaning ascribed in Article 14.

    "Identification Testing Standards" means the identification standards for each PCYC Material to be supplied hereunder as set forth in the applicable Product Appendix.

    "IND" means an Investigational New Drug Application filed with the FDA, or a corresponding application filed with any other Regulatory Authority.

    "Intermediate" means a key intermediate compound required for the synthesis of a Drug Substance.

    "IP" means any and all inventions, improvements, information and know-how, including without limitation those related to processes, compositions of matter and methods of use, made by or on behalf of either Party individually or jointly, that arise out of the performance of this Agreement, whether protectable by patent or as a trade secret, and all intellectual property rights therein and thereto. "IP" specifically excludes all LONZA Technology.

    "LONZA Technology" means (a) all inventions that are necessary or useful for the Manufacture, use or sale of a Product, and all patents (including without limitation reissues, re-examinations and inventor's certificates) covering such inventions; and (b) all information, trade secrets and know-how that are necessary or useful for the Manufacture, use or sale of a Product, in each case that are Controlled by LONZA during the term of this Agreement.

    "Manufacture," "Manufactured" or "Manufacturing" means the synthesis, processing, preparation, handling, packaging and labeling of Products and the storage and testing of Materials and Products.

    "Master Batch Record" means, with respect to each Product to be Manufactured hereunder, the approved formal set of instructions for the Manufacture of such Product, as further described in Section 6.1.

    "Materials" means, with respect to each Product to be Manufactured hereunder, the raw material, primary packaging, secondary packaging and labeling to be used in the Manufacture of such Product hereunder.

    "Materials Specifications" means, with respect to each of the Materials for a particular Product, the written specifications for each of such Materials as set forth in the applicable Product Appendix.

    "Material Supply Breach" means:

        LONZA's falling more than [ *** ] behind its schedule for its Manufacturing campaign with respect to any Purchase Order submitted by PCYC and accepted by LONZA pursuant to Section 3.4, as such schedule is provided to PCYC pursuant to Section 3.4.3; or

        LONZA's failure to supply to PCYC at least [ *** ] of the quantity of Acceptable Product set forth in any Purchase Order submitted to and accepted by LONZA pursuant to Section 3.4 by the delivery date set forth in such Purchase Order.

    [ *** ]

    "NDA" means a New Drug Application filed with the FDA or any other regulatory filing necessary to obtain marketing approval from a Regulatory Authority.

    "Packaging Specifications" means, with respect to each Product to be Manufactured hereunder, the written specifications for the packaging of such Product as set forth in the applicable Product Appendix.

    "PCYC Materials" means, with respect to each Product to be Manufactured hereunder, those Materials for such Product that PCYC is obligated to supply as set forth in the applicable Product Appendix.

    "PCYC Technology" means all patents (including without limitation, reissues, re-examinations and inventor's certificates) covering the Manufacture of Products hereunder, and all information, trade secrets and know-how related thereto, that is Controlled by PCYC during the term of this Agreement.

    "Prior Agreement" means that certain Feasibility Evaluation Agreement entered into between the Parties effective April 15, 1999, as amended March 29, 2000.

    "Product" means a Drug Substance or Intermediate, as applicable, to be Manufactured by LONZA hereunder.

    "Product Appendix" means, for each Product to be Manufactured hereunder, the Product Specifications, the price per kilogram and the validation and Manufacturing activities to be performed by LONZA for such Product, including without limitation the testing programs and development schedules, all to be agreed upon by the Parties as further described in Section 2.1. The documentation comprising the Product Appendices shall be attached and incorporated herein as Schedule 1.33 hereto, and may be amended only by the Parties' written agreement.

    "Product Specifications" means, with respect to each Product to be Manufactured hereunder, the written specifications for the testing of such Product, as detailed in the applicable Product Appendix.

    "Purchase Orders" means written purchase orders provided by PCYC to LONZA, which shall specify: (a) the quantity of Product to be Manufactured by LONZA, (b) the Purchase Price of such Product as set forth in the applicable Product Appendix, (c) the dates on which such Product shall be shipped, and (d) the shipping address(es) designated by PCYC.

    "Purchase Price" means, with respect to each Product to be Manufactured hereunder, the price per kilogram of such Product as set forth in the applicable Product Appendix.

    "QC Sample" shall have the meaning ascribed in Section 4.1.

    "Regulatory Approval" means all authorizations by the appropriate Regulatory Authority necessary for use, development, Manufacture, distribution or sale of a Product or Drug Product in a particular regulatory jurisdiction.

    "Regulatory Authority" means any national, supranational, regional, cantonal, state or local regulatory agency, department or other government entity with the authority to approve and regulate the use, development, Manufacture, distribution or sale of a Product or Drug Product in a regulatory jurisdiction. "Regulatory Authority" shall also include any non-governmental group licensed by an entity described in the preceding sentence to perform inspections, audits and/or reviews.

    "Release Criteria" shall have the meaning ascribed in Section 4.2.1.

    "Released Executed Batch Record" means the completed batch record and associated deviation reports, investigation reports and certificates of analysis created by LONZA for each Batch Manufactured hereunder, including written confirmation that such batch record has been reviewed and approved by LONZA's quality assurance unit.

    "Test Methods" means, with respect to each Product Manufactured hereunder, the written procedures for evaluating compliance with the applicable Product Specifications, as set forth in the applicable Product Appendix.

  Product Appendices

    Product Appendices.

      For each Product to be Manufactured by LONZA hereunder, the Parties shall agree in writing upon a Product Appendix. For all Products that PCYC desires LONZA to Manufacture hereunder, PCYC shall prepare and deliver to LONZA two (2) copies of the corresponding Product Appendix. LONZA shall either sign such Product Appendix and return one (1) copy to PCYC, or shall return an amended Product Appendix acceptable to LONZA, in each case within [ *** ] of receipt of such Product Appendix from PCYC. If such amended Product Appendix is not acceptable to PCYC, then PCYC shall so notify LONZA within [ *** ] of PCYC's receipt of such amended Product Appendix, and the Parties shall promptly meet in order to resolve in good faith any outstanding disagreements with respect to such amended Product Appendix.

      Notwithstanding any other provision of this Section 2.1, this Agreement shall not be deemed to be amended or modified in any manner by any provision of any Product Appendix. Notwithstanding the foregoing, a particular Product Appendix may supersede a particular term of this Agreement, solely with respect to the work that is the subject of such Product Appendix, only if such Product Appendix specifically and expressly sets forth the intent that such term shall be so superseded.

    Amendments to Product Appendix. Each Product Appendix may be amended from time to time, as the Parties' experience with the development, Manufacture, testing and use of the applicable Product warrants, upon mutual written agreement of PCYC and LONZA.

  Manufacturing

    Agreement to Purchase and Supply. During the term of this Agreement, PCYC agrees to purchase from LONZA and LONZA agrees to Manufacture, sell and deliver to PCYC, such quantities of each Product as may be set forth on Purchase Orders placed by PCYC and accepted by LONZA, pursuant to the terms and conditions of this Agreement (including without limitation the applicable Product Appendix). LONZA may also Manufacture certain Intermediates to be held in inventory for use in its Manufacture of other Products, as agreed upon in writing by the Parties.

    Supply of Materials.

      LONZA shall supply, at its expense, all Materials necessary to Manufacture each Product other than the PCYC Materials.

      PCYC shall supply, at its expense, all PCYC Materials necessary to Manufacture each Product hereunder. PCYC shall deliver or cause to be delivered a reasonably sufficient amount of each of the applicable PCYC Materials for each Product to be Manufactured hereunder to the applicable Facility sufficiently in advance of the time that such PCYC Materials will be required for use in the Manufacture of such Product under the applicable Purchase Order. Such required advance times and amounts shall be set forth in the applicable Product Appendix, as well as any applicable storage requirements for such PCYC Materials.

      Upon receipt of the PCYC Materials as set forth above, LONZA shall review the accompanying certificate(s) of analysis and test the PCYC Materials for conformance with the applicable Identification Testing Standards, in accordance with the analytical test methods set forth in the applicable Product Appendix. Both such Identification Testing Standards and related analytical test methods may be amended from time to time upon mutual written agreement of PCYC and LONZA.

      Within [ *** ] of receipt of the PCYC Materials described in Section 3.2.2, or such other period as may be specified in the applicable Product Appendix, LONZA shall determine if such PCYC Materials meet the applicable Identification Testing Standards. If LONZA determines that such PCYC Materials meet the Identification Testing Standards, then such PCYC Materials shall be used by LONZA in performing its Manufacturing obligations under this Agreement. If LONZA determines that any such PCYC Materials do not meet the Identification Testing Standards, then LONZA shall make no use of such non-conforming PCYC Materials and shall promptly confer with PCYC to determine how to proceed. LONZA shall return, rework or destroy any non-conforming PCYC Materials as directed by PCYC in writing and at PCYC's expense.

      From the time of delivery of the PCYC Materials to LONZA until the earlier of (a) delivery by LONZA of Product, or (b) return or destruction of the PCYC Materials by LONZA that do not meet the Identification Testing Standards, each in the manner provided in this Agreement, LONZA shall bear all risk of loss of such PCYC Materials. LONZA shall comply with all applicable laws, rules, regulations and guidelines in the use, storage, handling and transportation of the PCYC Materials. PCYC shall retain all right, title and interest in and to all PCYC Materials at all times.

      If PCYC fails to deliver to LONZA the PCYC Materials necessary to fulfill a Purchase Order submitted by PCYC and accepted by LONZA in accordance with Section 3.4.2, in the quantities and time frame described in Section 3.2.2, or if LONZA determines in accordance with Section 3.2.4 that such PCYC Materials do not meet the applicable Identification Testing Standards, then:

        PCYC may, at its election, cancel such Purchase Order, with the effect set forth in Section 3.5; or

        PCYC may request that LONZA reschedule the manufacturing campaign for such Purchase Order, and LONZA shall use reasonable, good faith efforts to fulfill such request.

          To the extent that such rescheduling directly results in the plant capacity reserved for the fulfillment of such Purchase Order being unutilized, PCYC shall reimburse LONZA for such unutilized capacity in accordance with Section 3.5.2.

          If LONZA does not reject, in writing, PCYC's request to reschedule such manufacturing campaign within [ *** ] following LONZA's receipt of PCYC's written request, then LONZA shall be deemed to have accepted such request.

          If LONZA rejects PCYC's request to reschedule such manufacturing campaign, then such Purchase Order shall be deemed to have been cancelled, with the effect set forth in Section 3.5.

    Forecasts. PCYC shall provide to LONZA [ *** ] a written rolling forecast of the quantities of such Product it intends in good faith to purchase under this Agreement [ *** ]:

      [ *** ];

      [ *** ]:

        [ *** ]

        [ *** ]

      [ *** ]

    Purchase Orders.

      All purchases of Products shall be made pursuant to Purchase Orders which shall be delivered to the Facility, or such other location as agreed to in writing by the Parties, at least [ *** ] in advance of the date of shipment specified in said Purchase Order, or to such other location and/or within such other time period as may be specified in the applicable Product Appendix. The Parties anticipate that the lead time for a Purchase Order for a Product shall be decreased if LONZA has sufficient quantities of the necessary Intermediates to fulfill such Purchase Order in inventory.

      LONZA shall ship all Products Manufactured hereunder as set forth in Sections 3.4.1 and 4.5 by the date and in the quantities specified in the applicable Purchase Order, unless otherwise specified in the applicable Product Appendix. PCYC shall be obligated to buy and LONZA shall be obligated to Manufacture and sell only the quantities of Product that are subject to a Purchase Order accepted by LONZA. Any Purchase Order (or portion thereof) for which PCYC has not received a written rejection from LONZA within [ *** ] of LONZA's receipt of such Purchase Order shall automatically be deemed accepted by LONZA. LONZA shall be obligated to accept any Purchase Order meeting the requirements of Section 3.3.2, and shall use reasonable efforts to accept any Purchase Order in excess of such quantities.

      Within [ *** ] following its acceptance of a Purchase Order, LONZA shall provide to PCYC a written schedule of its intended Manufacturing campaign for fulfilling such Purchase Order.

      To the extent that the terms of a Purchase Order are inconsistent with the terms of this Agreement, this Agreement shall control.

    Amendment or Cancellation of Purchase Order. PCYC may amend or cancel any Purchase Order by providing LONZA written notice of such amendment or cancellation. If such amendment would result in an increase in such Purchase Order, LONZA shall not be obligated to accept such increase, but shall consider such amendment in good faith. In the event that PCYC decreases or cancels any Purchase Order, LONZA's sole and exclusive remedy shall be as follows:

      PCYC shall reimburse LONZA for any non-cancelable, out- of-pocket costs for Materials reasonably incurred by LONZA in fulfilling such amended or canceled Purchase Order up to the time of LONZA's receipt of such notice of amendment or cancellation. Such reimbursement shall only be made to the extent of costs that are not otherwise recoverable by LONZA. Title in all Materials for which PCYC so reimburses LONZA shall vest in PCYC. Such Materials shall not be used for any purpose other than the Manufacture of Products for PCYC hereunder, unless otherwise agreed in writing by PCYC. At PCYC's request, all Materials paid for by PCYC under this Section 3.5 shall be shipped to PCYC at PCYC's expense; and

      PCYC shall reimburse LONZA for its fixed costs for unused plant capacity reserved for the fulfillment of such amended or cancelled Purchase Order and to the extent that LONZA cannot otherwise utilize such plant capacity, provided that LONZA has made commercially reasonable, good faith efforts to otherwise utilize such plant capacity. A schedule setting forth the maximum amount payable for such unused plant capacity for each Product shall be included in the applicable Product Appendix.

    Testing of Batches by LONZA. LONZA will test each Batch of Product in accordance with the applicable Test Methods and Product Specifications, and shall supply PCYC with a certificate of analysis confirming that such Batch meets the applicable Product Specifications and Packaging Specifications at the time of batch release if practicable, but in any event no later than with shipment of the QC Sample. LONZA shall hold and store samples from each Batch in accordance with, and for the period required under, Section 6.3.1. If LONZA notices any testing or material manufacturing discrepancies during the Manufacturing of a Product, LONZA shall promptly notify PCYC. PCYC may retest a Product as more fully set forth in Section 4.2 to confirm that it meets the applicable Product Specifications and Packaging Specifications.

    LONZA Covenant. LONZA shall not (a) sell, provide or transfer any Product to any third party, nor (b) use, allow any third party to use nor otherwise dispose of any Product, except in each case as specifically set forth in this Agreement or as expressly authorized by PCYC in writing. PCYC shall retain all right, title and interest in and to the Products Manufactured hereunder at all times, subject to its payment in full for the Products in accordance with Sections 5.1 and 5.2.

    Material Supply Breach.

      If, within [ *** ] following receipt of written notice from PCYC that a Material Supply Breach has occurred, (a) LONZA has failed to deliver to PCYC a plan detailing how LONZA will cure such Material Supply Breach to PCYC's satisfaction, or (b) PCYC has accepted such plan to cure such Material Supply Breach and LONZA fails to adhere to such plan to PCYC's reasonable satisfaction, then in addition to any other rights that PCYC may have at law or equity, [ *** ].

      If LONZA reasonably anticipates that there is a substantial likelihood that a Material Supply Breach will occur, then LONZA shall promptly notify PCYC in writing thereof. Upon receipt of such notice, the Parties shall promptly confer to discuss the circumstances and magnitude of such potential Material Supply Breach, and to determine in good faith whether there are any reasonable steps that LONZA could take to avoid such Material Supply Breach. [ *** ]

      If PCYC cancels any Purchase Orders as described in this Section 3.8, then upon PCYC's request LONZA shall promptly, but no later than [ *** ] after receipt of PCYC's request, either (a) ship to PCYC or its designee, [ *** ], any PCYC Materials delivered to LONZA under Section 3.2.2 for use in Manufacturing such Product which have not been consumed in the Manufacture of such Product, and/or [ *** ]

    Subcontractors. LONZA may not subcontract its obligations under this Agreement to any third party or Affiliate without PCYC's prior written consent or as specifically set forth in the applicable Product Appendix. All such subcontractors shall agree in writing to be bound by the terms of this Agreement prior to conducting any work hereunder.

    LONZA's Facility. All Manufacture of Product hereunder shall be conducted at the Facility. In the event that LONZA sells or otherwise transfers ownership or control of the Facility to any third party or Affiliate, such third party or Affiliate shall expressly assume LONZA's obligations hereunder in writing. Notwithstanding the foregoing, any such assumption shall not relieve LONZA of any liability for such third party's or Affiliate's failure to perform under this Agreement; provided that [ *** ]. LONZA hereby expressly waives any requirement that PCYC exhaust any right, power or remedy, or proceed directly against such third party or Affiliate, for any obligation or performance hereunder prior to proceeding directly against LONZA.

    [ *** ]

  Delivery and Acceptance

    Quality Control Sample of Product. At least [ *** ] prior to the shipment of any Batch of Product, LONZA shall provide PCYC with (a) a quality control sample of such Batch as specified in the applicable Product Appendix (the "QC Sample") for the purpose of confirming that such Batch meets the Product Specifications and Packaging Specifications, and (b) a certificate of analysis for such Batch, including written confirmation that the associated Released Executed Batch Record has been reviewed and approved by LONZA's quality assurance department. The corresponding Released Executed Batch Record shall be available for PCYC's inspection. Upon PCYC's request, LONZA shall provide PCYC with a copy of such Released Executed Batch Record.

    Acceptance and Rejection of Product.

      PCYC may reject any Batch delivered hereunder that does not conform with the applicable Master Batch Record, LONZA's standard operating procedures, certificate of analysis, Product Specifications or Packaging Specifications, or documentation or process requirements (collectively, the "Release Criteria") based upon PCYC's testing of the QC Sample in accordance with the Test Methods and review of the Released Executed Batch Record. Any such notice of rejection shall be in writing and shall indicate the reasons for such rejection. Such notice is to be delivered to LONZA within [ *** ] from PCYC's receipt of the QC Sample and certificate of analysis or such other period as may be specified in the applicable Product Appendix (the "Testing Period"). If LONZA does not receive such notice of rejection by the end of the Testing Period, then PCYC shall be deemed to have accepted such Batch.

      After notice of rejection is given, PCYC shall cooperate with LONZA in establishing the root cause of the rejection and shall deliver to LONZA a sample of the allegedly non-conforming QC Sample for LONZA's evaluation. LONZA will evaluate process issues and other reasons for such non- compliance. LONZA shall notify PCYC as promptly as reasonably possible whether it disputes PCYC's basis for any rejection, but in any event no later than [ *** ] after its receipt of PCYC's notice of rejection of such non-conforming sample or such other period as may be specified in the applicable Product Appendix (the "Response Period"). If PCYC does not receive such notice of dispute by the end of the Response Period, then LONZA shall be deemed to agree with PCYC's rejection of such Batch.

        If LONZA disagrees with PCYC's determination that a QC Sample does not meet the Release Criteria, then such QC Sample shall be submitted to a mutually acceptable, independent third party laboratory to determine whether such QC Sample conforms to the Release Criteria. The Parties agree that such third party laboratory's determination shall be final and binding.

          If the third party laboratory determines that such QC Sample meets the Release Criteria, then PCYC shall be deemed to have accepted such Batch, and shall pay for such Batch as set forth in Section 5.2.

          If the third party laboratory determines that such Product does not meet the Release Criteria, then such Batch shall be deemed rightfully rejected, and PCYC shall have no further obligation under this Agreement with respect to such Batch.

          The Party against whom such independent third party laboratory rules shall bear the expenses of such laboratory with respect to such testing of such Batch.

        [ *** ]

        Any Batch accepted by PCYC under this Agreement shall remain subject to LONZA' warranties in Sections 8.2 and 8.3.

    Replacement Batches. Whether or not LONZA accepts PCYC's basis for rejection of a Batch under Section 4.2, promptly following receipt of a notice such rejection and receipt of the applicable PCYC Materials from PCYC, LONZA shall use its best efforts at PCYC's written request to replace such rejected Batch. PCYC shall purchase such replacement Batch at the applicable Purchase Price, subject to its acceptance of such Batch pursuant to Section 4.2.

    Destruction of Product. Neither Party may destroy any Product rejected by PCYC under Section 4.2.1 until the independent third party laboratory determines whether such Product meets such Release Criteria and provides written notification to the Parties with respect to such determination, unless LONZA accepts PCYC's basis for such rejection. Thereafter, LONZA shall have the obligation to destroy, or have destroyed, at its cost, all such rejected Product. Upon LONZA's written request and at LONZA's cost, PCYC shall return to LONZA any rejected Product. The Parties agree that in the event of destruction of Product, the method of such destruction shall be in compliance with all national, cantonal, federal, state and local laws, rules and regulations.

    Delivery of Product. All deliveries of Product and QC Samples shall be shipped FCA (INCOTERMS 2000) the Facility to a location designated by PCYC, using a carrier acceptable to PCYC. All Batches shall be so shipped within [ *** ] following acceptance of each Batch pursuant to Section 4.2 unless otherwise agreed in writing by the Parties. At PCYC's request, LONZA shall hold the Product at the Facility for shipment to locations other than the United States or, in the case of an Intermediate, in inventory for later use. PCYC shall be responsible for all freight and delivery charges, including without limitation insurance charges, and shall assume all risk of loss of the Product and QC Samples after transfer of possession to the designated carrier. All Product and QC Samples shall be delivered to PCYC free and clear of all liens, claims and encumbrances.

  Purchase Price and Payment.

    Purchase Price. Subject to the terms of this Section 5.1, PCYC shall pay LONZA the applicable Purchase Price for each shipment of Product delivered by LONZA and accepted by PCYC pursuant to Section 4.2. The Purchase Price shall be deemed to be full compensation for all work performed by LONZA relating to the Manufacture and supply of such Product hereunder, including without limitation all LONZA Materials used in such Manufacture, all overhead, all quality inspection and testing activities performed by LONZA and delivery of such Product as set forth in Section 4.5, unless expressly provided otherwise herein or in the applicable Product Appendix.

    Payment. Each Product Manufactured and supplied hereunder shall be invoiced at the applicable Purchase Price following PCYC's acceptance thereof pursuant to Section 4.2. Payments by PCYC shall be made in U.S. dollars by check mailed to LONZA by regular first class mail within [ *** ] from the date of shipment of the applicable Batch, or within such other time period and/or manner as set forth in the applicable Product Appendix.

    Records. LONZA shall keep accurate records in sufficient detail to permit the determination of all invoices and fees payable, credits due and quantities of Product Manufactured hereunder. Within [ *** ] following a request by PCYC, LONZA shall permit PCYC or its designee to examine such records during ordinary business hours for the purpose of verifying the correctness of any such invoices, fees, credits and quantities. LONZA shall retain such records for at least [ *** ] from the date of each invoice to which such records pertain or for such longer period as may be required by any Regulatory Authority.

  Quality Assurance; Regulatory.

    Master Batch Record. Each Master Batch Record for each Product shall be prepared and maintained in LONZA's standard format by LONZA. Each Master Batch Record must be approved by Pharmacyclics' Chemical Operations and Quality Assurance groups. Master Batch Records will be written in German but LONZA will provide a certified English translation.

    Audits.

      PCYC shall have the right to conduct a general audit of the Facility and of the equipment, system, processes and related documentation used in the Manufacture of Products to evaluate compliance with cGMP [ *** ], or more frequently for cause (including without limitation in the case of an emergency as described in Section 6.7) or at PCYC's request, such request not to be unreasonably denied by LONZA. Such audits shall be conducted during normal business hours, unless otherwise agreed by the Parties in writing. PCYC may make recommendations to LONZA based on such audit, and LONZA agrees to give such recommendations good faith consideration. LONZA shall be responsible for compliance with cGMP and shall promptly take such action, at its expense, as may be necessary to bring said equipment, system, processes, documentation and Facility into conformance therewith.

      In the event that PCYC notifies LONZA following an audit under this Section 6.2.1 that LONZA is not in compliance with cGMP, and LONZA disagrees with such finding, then the Parties shall promptly meet to resolve in good faith the issues relating to such alleged non-compliance.

      Reasonable notice will be provided by PCYC to LONZA to schedule the date of such audit. If LONZA needs to cancel such audit due to events outside of LONZA's reasonable control (e.g., FDA inspection unrelated to the Product, act of God, etc.), LONZA will immediately contact PCYC to re- schedule the audit.

      PCYC's failure to exercise its right to audit the Facility will not represent a waiver of any future exercise of this right or of any other rights under this Agreement, nor does it represent acceptance of any conditions past or present that might exist or result from such conditions at the Facility.

    Regulatory Matters; Records.

      LONZA shall keep documentation and records in accordance with the requirements of cGMP. LONZA shall provide fully-executed copies of all documents approved by PCYC promptly following signature of such documents by each Party's authorized representative. Copies of all documentation and information relating to the Manufacture, processing, packaging and shipping of Product and/or required to support PCYC's NDAs (or INDs, if appropriate) or other regulatory submissions, including but not limited to information relating to Batch records, specifications, methods, method validations, equipment and the Facility, will be provided by LONZA to PCYC for review and inclusion as necessary in PCYC's regulatory submissions. LONZA shall maintain all records and documentation under this Section 6.3 and any inspection samples and data for at least [ *** ] past the expiration dates of each Batch or for such longer period as may be required by cGMP or other regulations promulgated by the Regulatory Authorities applicable to the relevant Product.

      Prior to LONZA's destruction of any of the records or documentation described in Section 6.3.1, LONZA shall notify PCYC in writing specifically identifying the records or documentation that it wishes to destroy. PCYC shall have [ *** ] from its receipt of such notice to notify LONZA that it desires to receive such records or documentation. In such event, such records or documentation shall be delivered to PCYC or its designee at PCYC's expense. If PCYC does not notify LONZA that it desires to receive such records or documentation within such thirty-day period, then LONZA shall be free to destroy such records or documentation.

      LONZA shall be solely responsible, at its expense, for obtaining and maintaining all Regulatory Approvals required for it to carry out its development, regulatory and Manufacturing obligations hereunder. LONZA agrees to cooperate fully with PCYC in PCYC's efforts to obtain and maintain any Regulatory Approval which may be required for the use of the Products, or the Manufacture and/or marketing of Drug Products, in any country. Such efforts shall include, without limitation, (a) providing information in LONZA's possession that is useful or required by PCYC to submit regulatory filings or obtain or maintain Regulatory Approvals with respect to Products and/or Drug Products, including all information necessary for PCYC to complete the CMC portions of its regulatory filings; (b) allowing the use of LONZA's name in any such filings; and (c) taking any and all other actions reasonably required to assist PCYC and/or its designee in obtaining Regulatory Approval of Drug Products.

      Upon the request of any Regulatory Authority, such entity shall have access to observe and inspect the Facility and LONZA's quality and manufacturing documents and procedures used for the Manufacture of any Product, including process development and Manufacturing operations, and to audit such Facility, documents and procedures for compliance with cGMP and/or other applicable regulatory standards. LONZA shall give PCYC immediate notice of any upcoming inspections or audits by a Regulatory Authority of the Facility, documents and/or procedures relating to any Product Manufactured hereunder, and shall provide PCYC the opportunity to conduct a pre-inspection of the Facility and such documents and procedures, and to observe and participate in such inspection or audit.

      LONZA also agrees to notify PCYC within [ *** ] of any written or oral inquiries, notifications, or inspection activity by any Regulatory Authority in connection with any Product. LONZA shall provide a reasonable written description to PCYC of any such inquiries, notifications or inspections promptly (but in no event later than [ *** ]) after such visit or inquiry. LONZA shall furnish to PCYC (a) within [ *** ]after receipt, any report or correspondence issued by the Regulatory Authority in connection with such visit or inquiry, including but not limited to any FDA Form 483 (List of Inspectional Observations) or warning letter, and (b) not later than [ *** ] prior to the time it provides to a Regulatory Authority, copies of any and all proposed written responses or explanations relating to items set forth above (each, a "Proposed Response"), in each case purged only of trade secrets or other confidential or proprietary information of LONZA that are unrelated to the obligations under this Agreement or are unrelated to Products. LONZA shall discuss with PCYC any comments provided by PCYC on the Proposed Response and the Parties shall mutually agree on the final written response or explanation to be provided to the Regulatory Authority but only to the extent that such reply is specific to a Product. After the filing of a response with the appropriate Regulatory Authority, LONZA will notify PCYC of any further contacts with a Regulatory Authority relating to LONZA's Manufacture of Products.

      LONZA shall promptly notify PCYC of any other production issues or other information of which LONZA becomes aware that may affect the regulatory status of a Product or the ability of LONZA to supply a Product in accordance with PCYC's forecasted requirements.

      LONZA agrees to promptly rectify or resolve any deficiencies noted by a Regulatory Authority in a report or correspondence issued to LONZA, and that are based on LONZA's performance under this Agreement, at LONZA's expense.

      Each Party shall promptly notify the other of new regulatory requirements of which it becomes aware which are relevant to the Manufacture of a Product under this Agreement and which are required by the FDA, other applicable Regulatory Authority or other applicable laws or governmental regulations, and shall confer with each other with respect to the best means to comply with such requirements.

    Drug Master File. LONZA shall file and maintain the appropriate DMF for its Manufacture of each Product hereunder, at LONZA's expense except as otherwise agreed by the Parties in writing. LONZA shall provide PCYC and/or its designee with letters of authorization to reference such DMF in its filings with the FDA and other Regulatory Authorities

    Stability Testing. LONZA shall be responsible for performing stability testing of each commercial Product, in accordance with the requirements of all applicable Regulatory Authorities.

    Changes in Manufacture.

      LONZA shall not alter any processing steps with respect to the Manufacture of each Product, as such steps are set forth in the NDA, DMF (or IND, if appropriate), applicable Manufacturing protocols, Master Batch Records or any other document governing such steps. LONZA may, from time to time, suggest to PCYC changes LONZA may wish to make in the Manufacture of a Product, the location of Manufacture within the Facility, the equipment used to Manufacture such Intermediate or Product or the process used to Manufacture such Intermediate or Product. LONZA shall notify PCYC of any such suggested changes via LONZA's change notice procedure, but shall not implement any such changes until signature approval has been received from PCYC's authorized Quality Assurance and Chemical Operations representatives designated in the applicable Product Appendix. PCYC shall have no obligation to accept any such suggestions. Any such changes shall be made in accordance with both LONZA's and PCYC's change control policies and procedures.

      In the event that [ *** ], unless otherwise agreed by the Parties in writing:

        [ *** ]

        [ *** ]

      For clarity, neither [ *** ]

      [ *** ].

    Emergency Access. In case of an emergency with the potential to affect the quality of any Product, a PCYC representative shall have [ *** ] access to LONZA's project manager(s) for the applicable Product(s), who shall [ *** ] access to the Facility and all applicable personnel, records and documents for the purpose of dealing with such emergency.

    Compliance with Laws. In its performance under this Agreement, LONZA shall comply with all applicable present and future orders, regulations, requirements and laws of the United States and Swiss national, state and local authorities and agencies, and all other Regulatory Authorities (including without limitation any cantonal Regulatory Authorities), including without limitation all laws and regulations applicable to the transportation, storage, use, handling and disposal of hazardous materials. LONZA represents and warrants to PCYC that it has and will maintain during the term of this Agreement all Regulatory Approvals, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

  Complaints; Recalls.

    Complaints and Adverse Reactions.

      LONZA shall advise PCYC of any complaints, adverse reaction reports, safety issues or toxicity issues relating to any Product of which it becomes aware, regardless of the origin of such information, within the time frame required by cGMP and 21 CFR 312 and 314, and the corresponding regulations of the applicable Regulatory Authorities (collectively, the "Regulations"), but in no event later than [ *** ] from the initial complaint or report, except where such complaint or report would not be required to be reported to the applicable Regulatory Authority, in which case LONZA shall inform PCYC of such complaint or report as soon as reasonably possible.

      PCYC's shall notify LONZA promptly of those complaints and adverse reactions that are relevant to the Manufacturing activities conducted by LONZA hereunder, but shall not be obligated to notify LONZA of complaints or adverse reactions due to inherent Product characteristics or arising from the activities of third parties unrelated to LONZA.

      PCYC shall retain and manage complaints in accordance with the Regulations. The Parties hereby agree to cooperate with one another and with any Regulatory Authority in the evaluation and investigation of any complaint, claim or adverse reaction report related to the Manufacture of a Product with the intention of promptly complying with the Regulations.

      If any such event occurs, LONZA shall retain any unused supplies of such Product and its associated Materials (including without limitation PCYC Materials), and all associated Batch and other production records in such manner as PCYC may reasonably direct. Such retention shall be at PCYC's expense, except to the extent that such event is caused by LONZA's wrongful act or omission. LONZA agrees to respond to PCYC in respect to such complaint investigations involving LONZA's Manufacturing of a Product or services rendered hereunder as soon as reasonably possible but in any case within [ *** ] from receipt by LONZA of the report of such complaint and sample (if available), or in the case of a serious adverse event, within [ *** ] from receipt of the report of such complaint and sample (if available). PCYC and/or its designee shall serve as the sole point of contact with the FDA or other applicable governmental entity concerning any complaints, adverse reaction reports, safety issues or toxicity issues with respect to the Product. LONZA shall have the opportunity to comment upon PCYC's proposed written responses to the FDA or other applicable governmental entity solely to the extent that such response relates specifically to LONZA's Manufacturing activities hereunder; provided that PCYC must receive LONZA's comments within [ *** ] of LONZA's receipt of such proposed response.

    Product Defects. If either Party becomes aware at any time of any defect or the possibility of any defect associated with any Product Manufactured by LONZA hereunder, such Party will notify the other Party immediately and confirm the notification as soon as possible in writing.

    Recalls.

      PCYC shall notify LONZA promptly if any Drug Product employing or incorporating a Product Manufactured by LONZA hereunder is the subject of a recall, market withdrawal or correction, and PCYC and/or its designee shall have the sole responsibility for the handling and disposition of such recall, market withdrawal or correction.

      If a recall is required as a result of LONZA's breach of any of its warranties set forth in Section 8.2 hereof, then LONZA shall reimburse PCYC for the Purchase Price of such Product and all other reasonable costs and expenses associated with such Drug Product recall, market withdrawal or correction, but only to the extent that the foregoing costs and expenses are attributable to LONZA's breach of its warranties hereunder. [ *** ] In all other events of a recall, market withdrawal or correction, all costs and expenses incurred in connection with such Drug Product recall, market withdrawal or correction shall be borne by PCYC.

      PCYC and/or its designee shall serve as the sole point of contact with the FDA or other applicable Regulatory Authority concerning any recall, market withdrawal or correction with respect to such Drug Product.

  Representations and Warranties.

    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that: (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

    LONZA Product Warranties. LONZA warrants that all Products Manufactured by LONZA hereunder shall, at the time of delivery to PCYC's designated carrier: (a) conform to the applicable Product Specifications and Packaging Specifications; (b) have been Manufactured, handled, stored, labeled, packaged and transported in accordance with the Master Batch Records, and with cGMP and all other applicable laws, regulations and other requirements of all applicable Regulatory Authorities; and (c) not be (i) adulterated or misbranded by LONZA within the meaning of the FD&C Act, or (ii) an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FD&C Act.

    No Debarment or Convictions. LONZA represents and warrants that: (a) it has not and will not use in any capacity the services of any persons debarred under 21 U.S.C. Section 335a(a) or 335a(b) in connection with its Manufacture of any Product hereunder; (b) neither LONZA nor any LONZA official or employee has been convicted of a felony under Federal law for conduct relating to the development or approval, including the process for development or approval, of any drug, product, NDA, abbreviated NDA or IND; and (c) no LONZA official or employee has been convicted of a felony under United States law for conduct otherwise relating to the regulation of any drug substance or drug product under the FD&C Act.

    Intellectual Property. LONZA represents and warrants that: (a) PCYC's practice of the Development Technology and/or the LONZA Technology as contemplated herein will not infringe upon the intellectual property rights of any third party; and (b) none of the Development Technology or the LONZA Technology has been misappropriated from any third party nor is the result of any misuse of any third party's intellectual property; and (c) there is no action, suit or proceeding pending or that has been threatened, orally or in writing, against LONZA, with respect to the infringement or misappropriation of any third party's intellectual property rights through the use of the Development Technology or the LONZA Technology.

  Indemnification.

    Indemnification by LONZA.

      Subject to PCYC's compliance with Section 9.3, LONZA shall indemnify, defend and hold harmless PCYC and its directors, officers, employees and agents from all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including without limitation reasonable attorneys' fees) or disbursements of any kind and nature whatsoever arising out of property damage or personal injury (including without limitation death) of third parties (collectively, "Claims"), to the extent that such Claims arise from any: (a) breach by LONZA of any of its obligations under this Agreement including without limitation any of its warranties and representations hereunder (except to the extent caused by inherent characteristics of a Product or by LONZA's adherence to PCYC's written instructions), (b) gross negligence, recklessness or willful misconduct of LONZA or its employees or agents, and/or (c) infringement of any third party patents or other proprietary rights by LONZA's manufacturing processes.

      [ *** ]

    Indemnification by PCYC. Subject to LONZA's compliance with Section 9.3, PCYC shall indemnify, defend and hold harmless LONZA and its directors, officers, employees and agents from all Claims to the extent that such Claims arise from any: (a) breach by PCYC of any of its obligations under this Agreement including without limitation any of its warranties and representations hereunder, (b) gross negligence, recklessness or willful misconduct of PCYC or its employees or agents, (c) personal injury caused by adverse reaction to the formula of a Product Manufactured by LONZA hereunder, and/or (d) the promotion, labeling, marketing, distribution, use or sale of any Product Manufactured by LONZA hereunder, but in each case only to the extent that such liability is not covered by LONZA's indemnification obligations under Section 9.1.

    Indemnification Procedures. A Party (the "Indemnitee") which intends to claim indemnification under this Article 9 shall promptly notify the other Party (the "Indemnitor") in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees or agents, intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its directors, officers, employees and agents to permit, the Indemnitor at its discretion to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee's rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights, without Indemnitee's prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The Indemnitor shall not be responsible for any attorneys' fees or other costs incurred other than as provided herein. The Indemnitee and its directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 9. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

  Insurance.

  LONZA shall at all times maintain general liability (including product liability) insurance coverage at its own expense in full force and effect. LONZA shall maintain insurance coverage [ *** ] with a responsible insurance carrier. Such insurance shall not be terminated or reduced without providing PCYC with at least [ *** ] advance written notice. PCYC may request reasonable proof of the existence and maintenance of this insurance coverage at any time.

  Intellectual Property; License Grants.

    License Grant by PCYC. During the term of this Agreement, and subject to the terms and conditions of this Agreement, PCYC hereby grants to LONZA a nonexclusive, royalty-free license, without the right to sublicense, under the PCYC Technology, solely to Manufacture Products for PCYC as provided herein.

    [ *** ]

      [ *** ] with respect to each Product only if:

        [ *** ]; or

        LONZA has committed a Material Supply Breach with respect to such Product.

      If, during the term of this Agreement, [ *** ] shall give [ *** ] written notice thereof. Upon [ *** ] receipt of such notice, the Parties shall [ *** ] If the Parties [ *** ] receipt of such notice, then [ *** ] shall have no further obligations to [ *** ] under this Section 11.2.2.

    Ownership of Inventions and Improvements.

      All IP shall be owned solely by PCYC. LONZA shall promptly provide PCYC with a copy of any formal invention disclosure document that relates to IP. IP shall be deemed to be the Confidential Information of PCYC.

      LONZA shall take all necessary actions to perfect PCYC's title to the IP, including without limitation executing all necessary instruments of assignment. LONZA will cooperate with PCYC in the filing and prosecution of patent applications covering the IP. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.

    [ *** ]. Upon the [ *** ] automatically shall be deemed to have granted to [ *** ] this Agreement is [ *** ], or [ *** ] pursuant to Section [ *** ] in all other cases of [ *** ] the Parties shall [ *** ] as follows: For [ *** ] the Parties shall [ *** ] as to the [ *** ] If the Parties [ *** ] shall have no further obligations to [ *** ] under this Section 11.4.

    [ *** ]

      If, during the term of this Agreement, [ *** ] shall give [ *** ] written notice thereof. Upon [ *** ] receipt of such notice, the Parties shall [ *** ] including without limitation a [ *** ]. If the Parties [ *** ] receipt of such notice, then [ *** ] shall have no further obligations to [ *** ] under this Section 11.5.

      If, during the term of this Agreement, [ *** ] shall first notify [ *** ] in writing. If, within [ *** ] receipt of [ *** ] notice, [ *** ] receives written notice from [ *** ] that [ *** ] then the Parties shall proceed under Section [ *** ] does not receive such written notice from [ *** ] shall have no further obligations to [ *** ] under this Section 11.5.

  Confidentiality.

    Confidentiality and Exceptions. Except as otherwise provided in this Agreement, all information disclosed by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") pursuant to this Agreement shall be deemed to be the Disclosing Party's "Confidential Information." Confidential Information shall include, but not be limited to, information relating to the structure of a Product or PCYC Materials, any know-how relating to the Manufacture of any Product or Drug Product, the Manufacturing records and documentation and the Manufacturing costs, purchase prices and other financial arrangements made pursuant to this Agreement. Each Party agrees that it will take the same steps to protect the confidentiality of the other Party's Confidential Information as it takes to protect its own proprietary and confidential information, which shall in no event be less than reasonable steps. Each Party, and its employees and agents, shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party, except as permitted by this Agreement, or with the other Party's written consent, the other Party's Confidential Information. For the purposes of this Agreement, Confidential Information shall not include such information that:

      was already known to the Receiving Party at the time of disclosure by the other Disclosing Party, other than under an obligation of confidentiality; or

      was generally available to the public or was otherwise part of the public domain at the time of disclosure or became generally available to the public or otherwise part of the public domain after disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; or

      was lawfully disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation not to disclose such information to others; or

      was independently developed by or for the Receiving Party without the aid, application or use of the other Party's Confidential Information by persons who did not have access to such Confidential Information.

    Authorized Disclosure.

      Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, filing for Regulatory Approvals, complying with applicable government regulations or conducting preclinical or clinical trials; provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures (for example in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and will use its best efforts to assist such other Party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.

      Neither Party shall disclose Confidential Information of the other Party in any patent filings without the prior written consent of the disclosing Party.

    Confidentiality and Publicity. The Parties agree that, except as may otherwise be required by applicable laws, regulations, rules, or orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission, and except as may be authorized in Section 12.2, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the other. The Parties agree that the public announcement of the execution of this Agreement shall be by one or more press releases mutually agreed to by the Parties. A failure of a Party to return a draft of a press release with its proposed amendments or modifications to such press release to the other Party within [ *** ] of such Party's receipt of such press release shall be deemed as such Party's approval of such press release as received by such Party. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission and any other governmental and regulatory agencies, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure.

    Survival of Confidentiality. All obligations of confidentiality and non-use imposed upon the Parties under this Agreement shall continue for [ *** ] following the date of expiration or termination of the Agreement.

  Term and Termination of Agreement.

    Term.

      This Agreement shall commence upon the Effective Date and, unless terminated sooner in accordance with the terms and conditions provided for herein, shall remain in full force and effect with respect to each Product to be Manufactured hereunder until the date which is five (5) years from the date of Regulatory Approval of such Product by the FDA, or, where such Product is an Intermediate, then five (5) years from the date of Regulatory Approval by the FDA of both of the Drug Substances motexafin gadolinium and motexafin lutetium. Thereafter, this Agreement will automatically renew with respect to such Product for successive two (2) year terms, subject to Section 13.2 and Article 14, unless either Party provides one (1) year written notice to the other Party prior to the expiration of the then-current term that the Agreement shall not be renewed with respect to such Product.

    Termination for Breach.

      Either Party may terminate this Agreement upon thirty (30) days prior written notice in the event of a material breach of this Agreement by the other Party which is not cured by the breaching Party within such thirty (30) day period. At the option of the non-breaching Party, such termination may be with respect to the entire Agreement, or only with respect to the Product which is the subject of such material breach.

      A Material Supply Breach shall be deemed to be a material breach of this Agreement. PCYC shall have the right to terminate this Agreement for an uncured Material Supply Breach as described in Section 13.2.1, provided that PCYC first follows the procedures set forth in Section 3.8.1.

      In the event that a Party materially breaches this Agreement [ *** ], the other Party shall have the right to terminate this Agreement pursuant to this Section 13.2 either with respect to the Product(s) that is the subject of such material breach or in its entirety, effective upon giving the breaching Party written notice thereof, and without being required to provide the breaching Party the cure period described in the first sentence of this Section 13.2.

    Consequences of Termination or Expiration.

      Upon any termination or expiration of this Agreement:

        All licenses granted pursuant to Sections 11.1 and 11.2 shall terminate;

        LONZA shall return to PCYC all PCYC Materials and Products currently in inventory that are not being used as set forth in Section 13.3.2. PCYC shall pay the shipping costs associated therewith, provided that if PCYC terminates this Agreement for LONZA's material breach, then LONZA shall pay such shipping costs.

        Each Party shall, within sixty (60) days of such termination, return all tangible forms of Confidential Information provided by other Party in its possession; provided, however, that each Party may return an archival copy of such Confidential Information solely for determining the scope of its confidentiality obligations hereunder.

      Upon termination of this Agreement under Section 13.2, except for termination for LONZA's material breach:

        PCYC agrees to purchase, and LONZA agrees to sell, any quantity of Products Manufactured by LONZA and held by LONZA against the requirements of a Purchase Order on the effective date of termination at the applicable Purchase Price, and subject to PCYC's acceptance of such Product pursuant to Section 4.2.

        At the request of PCYC, LONZA shall fulfill any outstanding Purchase Orders for Product using, at LONZA's option, Materials on hand or on order by LONZA for such Purchase Order, in accordance with the terms of this Agreement. In such event, such Product shall be purchased by PCYC at the applicable Purchase Price, subject to PCYC's acceptance of such Product pursuant to Section 4.2. Alternatively, PCYC agrees to purchase any Materials which have been ordered by LONZA pursuant to a non-cancelable order and unutilized for such Purchase Order, at cost, which Materials shall be delivered free and clear of all liens, claims and encumbrances.

      If this Agreement is terminated only with respect to one or more Product(s) and not in its entirety, then this Section 13.3 shall apply only with respect to such Product(s). Termination of this Agreement with respect to a Product shall also include termination of the applicable Product Appendix.

    Bankruptcy Rights. In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party's bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Bankruptcy Code") and any similar law or regulation in any other country, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation any trade secrets, patents or patent applications of a Party in any country covered by the license grants under this Agreement, are part of the "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

    Survival. The following provisions shall survive termination of this Agreement: Sections 3.2.5, 3.7, 4.4, 5.3, 6.3.1, 6.3.2, 11.3, 11.4, 13.3, 13.4 and 13.5, and Articles 7, 9, 12 and 15. Termination of this Agreement shall not relieve either Party of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party's right to obtain performance of any obligation.

  Force Majeure Events.

  If, by any reason of impediment such as Acts of God, war, rebellion, tumult, riot, civil commotion, insurrection, political disturbance, strike, lock-out, fire, flood, interruption of transportation, embargo, shortages of raw materials, or any other cause or event of a similar nature affecting either Party over which such Party has had no control (a "Force Majeure Event"), such Party cannot perform its obligations hereunder, it shall have the right to postpone the performance of such obligation for the duration of such Force Majeure Event. The Parties shall use all reasonable efforts to avoid or overcome the causes affecting performance, and the Party whose performance is affected by such Force Majeure Event shall fulfill all outstanding obligations as soon as possible. The affected Party shall give facsimile notice to the other Party of the occurrence of such impediment and its anticipated duration and shall subsequently notify the other Party as quickly as possible of the cessation of said cause or event. [ *** ]

  Miscellaneous.

    Notices. All notices, requests and other communications provided for herein shall be given or made in writing and shall be deemed to have been duly given if (a) delivered by hand, (b) mailed by certified mail, return receipt requested, or (c) delivered by a recognized courier service, or (d) transmitted by facsimile and confirmed by overnight delivery of a hard copy, with appropriate documentation of delivery, to the intended recipient and, in the case of mail or courier service, at the following address:

    PCYC:

    Pharmacyclics, Inc.
    995 E. Arques Avenue
    Sunnyvale, California 94086-4521
    Fax: (408) 774-0340
    Attention: President
    With copies to: General Counsel and Vice President, Chemical Operations

    LONZA:

    LONZA LTD.
    Münchensteinerstrasse 38
    CH-4002 Basel
    Fax: +41 61 316 83 01
    Attention: Assistant Vice President, Head of Fine Chemicals Pharma

    or, as to any Party, at such other address as shall be designated by such Party in a written notice to the other Party. All such communications shall be deemed to have been duly given when hand delivered, or mailed, in each case given or addressed as aforesaid.

    Independent Contractor. Nothing herein shall create any association, partnership, joint venture or the relation of principal and agent between the Parties hereto, it being understood that LONZA is Manufacturing Products as an independent Contractor, and neither Party shall have the authority to bind the other or the others' representatives in any way. Nothing in this Agreement shall constitute LONZA as an employee, agent, or general representative of PCYC.

    Amendments. No provision of this Agreement or of the Product Appendices attached hereto may be modified or supplemented except by an instrument in writing signed by a duly authorized of officer of each Party.

    Waiver. No failure on the part of either Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

    Headings. The article and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party's consent to a successor-in-interest to substantially all of the business assets of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.6 shall be null and void and of no legal effect. This Agreement shall be binding upon and shall inure to the benefit of each Party's successors-in-interest and permitted assigns.

    Complete Agreement. This Agreement, together with the Product Appendices hereto, which are hereby incorporated into and shall form part of this Agreement, represents the complete Agreement between the Parties hereto as to all matters covered hereby or thereby, and supersedes any prior agreements or understanding (oral or written) between the Parties regarding the subject matter hereof. Notwithstanding the foregoing, this Agreement is not intended to supersede or replace the Prior Agreement.

    Severability. If, for any reason, any provision of this Agreement shall be deemed by a court of competent jurisdiction to be illegal, invalid or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired, and such provision shall be modified to the minimum extent necessary to make such provision consistent with applicable law, and in its modified form such provision shall be enforceable and enforced.

    Governing Law and Language. This Agreement shall be governed exclusively by laws of the State of [ *** ], U.S.A., as such laws apply to contracts made between, and performed entirely in that State, by [ *** ] residents, and LONZA hereby consents to the jurisdiction of the courts of the United States and of the State of [ *** ]. The official text of this Agreement and any appendices, exhibits and schedules hereto, or any notice given or accounts, reports or statements required by this Agreement shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

    Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves by referring the disputed matter to the President of PCYC and the President of LONZA or their designates for discussion and resolution. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within [ *** ] of such notice the President of PCYC and the President of LONZA or their designates shall meet for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within [ *** ] of initiating such negotiations, each Party may thereafter pursue any and all rights and remedies it may have at law or equity. If mutually agreeable, the Parties may explore alternative forms of dispute resolution, such as mediation and/or arbitration. Notwithstanding any other provision of this Section 15.10, either Party may seek a temporary restraining order or injunction against the other Party in the event of a breach of any confidentiality obligation hereunder, or to prevent a Party's wrongful use of any intellectual property hereunder.

    Remedies. Except as otherwise specifically provided in this Agreement, the remedies provided under this Agreement are cumulative, and are not exclusive of other remedies available to a Party in law or equity.

    Days. "Days" in this Agreement means calendar days unless expressly stated otherwise.

    United States Dollars. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

    Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

    Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against either Party, regardless of which Party is deemed to have drafted the provision at issue.

In Witness Whereof, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

LONZA AG	PHARMACYCLICS, INC.
By: /s/ Marc New	By: /s/ Richard Miller
Name: Marc New	Richard A. Miller, M.D.
Title: Assistant VP Fine Chemicals Ph.	President and Chief Executive Officer

LONZA INC.

By: /s/ M. Gemmend

Name: M. Gemmend

Title: VP Exclusive Synthesis

Schedule 1.33

Product Appendices